Passage Bio Reports Second Quarter 2023 Financial Results and Provides Recent Business Highlights

●	Reported promising interim data from Cohorts 1-4 in the Imagine-1 clinical trial for GM1 gangliosidosis (GM1); PBGM01 continued to have a favorable safety profile and dose-dependent effects on key CSF biomarkers
●	Dose 2 of PBGM01 was able to achieve healthy control levels of CSF β-Gal activity and GM1 gangliosides, with response durable up to 12 months
●	Treated first patient at Dose 3 in Imagine-1 clinical trial in July 2023; initial safety and biomarker data from Dose 3 patients expected by mid-2024
●	Expect to present initial safety and biomarker data from Cohort 1 in global Phase 1/2 upliFT-D trial of PBFT02 for the treatment frontotemporal dementia (FTD) with granulin mutations (GRN) in Q4 2023
●	Execution supported by strong balance sheet, with cash runway to fund operations extended into Q4 2025 following organizational restructuring

PHILADELPHIA – August 7, 2023 – Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today reported financial results for the second quarter ended June 30, 2023 and provided recent business highlights.

“We continued to make steady progress advancing our lead clinical programs in the second quarter and further improved our financial strength, extending our cash runway into the fourth quarter of 2025. By extending our operating runway, we can continue to focus on strong execution of our GM1 and FTD programs and delivering meaningful clinical data from each program over the coming quarters,” said William Chou, M.D., president and chief executive officer of Passage Bio. “In GM1, we are encouraged by the promising data shared from Cohorts 1 through 4, further validating the potential of PBGM01 as a transformative therapy in both early and late infantile GM1 gangliosidosis. Additionally, we are thrilled to have already dosed the first patient at Dose 3, demonstrating effective execution across the program. In FTD, we are excited by emerging data from initial treated patients, which indicates translation from preclinical models into the clinic. We are experiencing strong momentum in the FTD program with six clinical trial sites in Brazil, Canada, and the United States now initiated, and several GRN positive patients undergoing evaluation for study eligibility. We remain dedicated to progressing our two lead clinical programs in our mission to bring transformative therapies to those affected by devastating CNS disorders.”

Recent Highlights

●	Reported promising interim safety, biomarker and survival data from Cohorts 1-4 of Imagine-1 study: Interim data from eight patients treated in Cohorts 1-4 showed that PBGM01 continued to be well-tolerated and exhibited a favorable safety and immunological profile at both doses tested in early and late infantile GM1. Administration of PBGM01 led to durable and dose-dependent increases in CSF
β-Gal activity, with Dose 2 increasing enzyme activity in three of four patients treated, exceeding average levels seen in healthy controls. Dose 2 PBGM01 also demonstrated the ability to achieve normal levels of CSF GM1 gangliosides at twelve months after treatment (based on a healthy adult reference sample). Additionally, Imagine-1 study participants showed initial evidence of improved survival relative to natural history data.
●	Treated first patient at highest dose level (Dose 3) in Imagine-1 study in July: The company is actively recruiting additional patients in Imagine-1 study to be treated at the highest dose, Dose 3, of PBGM01 in Cohorts 5 (late infantile) and 6 (early infantile). The amended study protocol has been approved at several clinical trial sites in multiple countries, including Brazil, Turkey and the United States. Dosing of patients in Cohorts 5 and 6 may occur concurrently, and the company expects to report initial biomarker and safety data from Dose 3 by mid-2024.
●	Experiencing strong momentum in global Phase 1/2 upliFT-D trial of PBFT02 for the treatment of patients with frontotemporal dementia (FTD) with granulin mutations (GRN): The company continues to experience strong momentum across the FTD program, with six clinical trial sites now initiated across Brazil, Canada, and the United States. Patient enrollment is advancing globally with multiple GRN+ patients identified and being evaluated for eligibility. Initial safety and biomarker data from Cohort 1 patients is expected in Q4 2023.
●	Cash runway extended into Q4 2025: Following an organizational restructuring in July and implementation of prudent cash management strategies, the company significantly extended its cash runway into the fourth quarter of 2025. This provides the company with ample resources to deliver on meaningful clinical data from its two ongoing clinical trials.
●	Appointed Dolan Sondhi, Ph.D. to the company’s board of directors: In July 2023, the company announced the appointment of Dolan Sondhi, Ph.D., Professor of Research in the Department of Genetic Medicine at Weill Cornell Medicine, to its board of directors and her appointment to the Nominating and Corporate Governance Committee. Dr. Sondhi is a highly accomplished research scientist with expertise in the development and translation of adeno-associated virus (AAV) gene therapies for genetic disorders, with a particular emphasis on the CNS, including lysosomal storage diseases and neurodegenerative conditions.

Anticipated Upcoming Milestones

●	Present initial safety and biomarker data for Cohort 1 in upliFT-D clinical trial for FTD in Q4 2023.
●	Present initial safety and biomarker data for Dose 3 in Imagine-1 clinical trial for GM1 gangliosidosis by mid-2024.

Second Quarter 2023 Financial Results

●	Cash Position: Cash, cash equivalents and marketable securities were $151.5 million as of June 30, 2023, as compared to $239.3 million as of June 30, 2022. The Company expects current cash, cash equivalents and marketable securities to fund operations into the fourth quarter of 2025.
●	Research and Development (R&D) Expenses: R&D expenses were $17.3 million for the quarter ended June 30, 2023, as compared to $26.8 million as of June 30, 2022.
●	General and Administrative (G&A) Expenses: G&A expenses were $8.1 million for the quarter ended June 30, 2023, as compared to $13.0 million as of June 30, 2022.
●	Net Loss: Net loss was $23.9 million, or a net loss of $0.44 per basic and diluted share, for the quarter ended June 30, 2023, compared to $39.5 million, or a net loss of $0.73 per basic and diluted share, for the same quarter in 2022.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including the progress of clinical trials and the availability of clinical data from such trials; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Passage Bio, Inc.

Balance Sheets

	(Unaudited)
(in thousands, except share and per share data)	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$30,291	$34,601
Marketable securities	121,189	155,009
Prepaid expenses and other current assets	1,230	926
Prepaid research and development	915	6,508
Total current assets	153,625	197,044
Property and equipment, net	20,225	22,515
Right of use assets - operating leases	19,413	19,723
Other assets	433	4,267
Total assets	$193,696	$243,549
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,383	$4,065
Accrued expenses and other current liabilities	13,161	11,011
Operating lease liabilities	3,326	3,275
Total current liabilities	19,870	18,351
Operating lease liabilities - noncurrent	23,412	23,832
Total liabilities	43,282	42,183

Stockholders’ equity:
Common stock, $0.0001 par value: 300,000,000 shares authorized; 54,745,680 shares issued and outstanding at June 30, 2023 and 54,614,690 shares issued and outstanding at December 31, 2022	5	5
Additional paid-in capital	701,349	694,733
Accumulated other comprehensive income (loss)	(340)	(966)
Accumulated deficit	(550,600)	(492,406)
Total stockholders’ equity	150,414	201,366
Total liabilities and stockholders’ equity	$193,696	$243,549

Passage Bio, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2023	2022	2023	2022
Operating expenses:
Research and development	$17,324	$26,821	$34,160	$53,034
Acquired in-process research and development	—	—	—	1,500
General and administrative	8,064	12,991	27,111	28,090
Loss from operations	(25,388)	(39,812)	(61,271)	(82,624)
Other income (expense), net	1,532	270	3,077	271
Net loss	$(23,856)	$(39,542)	$(58,194)	$(82,353)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.44)	$(0.73)	$(1.06)	$(1.52)
Weighted average common shares outstanding, basic and diluted	54,683,817	54,386,318	54,651,488	54,331,340
Comprehensive loss:
Net loss	$(23,856)	$(39,542)	$(58,194)	$(82,353)
Unrealized gain (loss) on marketable securities	87	(244)	626	(1,165)
Comprehensive loss	$(23,769)	$(39,786)	$(57,568)	$(83,518)

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com